UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2008

HEALTH SYSTEMS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-24681	82-1513245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 North Reo Street, Suite 300, Tampa, FL 33609		75201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 282-3303

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                Entry into a Material Definitive Agreement.

Acquisition of Emageon Inc.

On October 13, 2008, Health Systems Solutions, Inc., a Nevada corporation (the “Company”), entered into an agreement and plan of merger (the “Merger Agreement”) by and among the Company, HSS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Emageon Inc., a Delaware corporation (“Emageon”).  Pursuant to the Merger Agreement, the Company will acquire Emageon for approximately $62 million (the “Purchase Price”), subject to the approval of Emageon’s stockholders, as well as certain other closing conditions set forth in the Merger Agreement.  The Merger Agreement provides that Merger Sub will be merged with and into Emageon, as a result of which Emageon will become a wholly-owned subsidiary of the Company (the “Merger”).

At the closing of the Merger (the “Effective Time”), each outstanding share of common stock of Emageon, par value $0.001 per share (the “Emageon Stock”), other than shares owned by HSS, Merger Sub or Emageon (or its subsidiaries), will be cancelled and converted into the right to receive $2.85 in cash.  As of the Effective Time, each outstanding option to purchase shares of Emageon Stock will become vested in full, cancelled and converted into the right to receive cash in an amount equal to the product of (a) the excess (if any) of $2.85 over the exercise price per share of Emageon Stock for such option and (b) the number of shares of Emageon Stock then subject to such option.  In addition, each share of Emageon Stock subject to a restricted stock agreement will become vested in full and free of all restrictions as of the Effective Time, and will be cancelled and converted into the right to receive $2.85 in cash.  Also, each outstanding restricted stock unit award with respect to shares of Emageon Stock (an “Emageon RSU”) will be cancelled, and the holder of the Emageon RSU will be entitled to receive an amount in cash equal to (a) $2.85 multiplied by the maximum number of shares subject to such Emageon RSU as of the Effective Time plus (b) any dividend equivalents accrued with respect to the Emageon RSU prior to the Effective Time but not yet distributed as of the Effective Time (other than any such dividend equivalents that are held in the form of Emageon RSUs as of the Effective Time).

Pursuant to the Merger Agreement, Emageon is subject to a “no shop” restriction on its ability to solicit any third-party proposal or provide information and engage in discussions with third parties relating to any alternative business combination transaction (a “Takeover Proposal”).  The no shop provision includes a “fiduciary-out” provision that allows Emageon, prior to obtaining stockholder approval of the Merger, to provide information and participate in discussions with respect to a written Takeover Proposal that Emageon’s Board of Directors or its Strategic Alternatives Committee (a) determines in good faith, after consultation with its advisors, is bona fide and is or is reasonably expected to lead to a “superior proposal,” as defined in the Merger Agreement (a “Superior Proposal”), and (b) determines that its failure to pursue (by furnishing information or engaging in discussions) could result in a violation of its fiduciary duties, provided that Emageon has not otherwise intentionally or materially breached its no shop restrictions.

The Board of Directors of Emageon may change its recommendation or the Merger Agreement may be terminated upon certain circumstances, including if Emageon’s Board of Directors determines in good faith that it has received a Superior Proposal and Emageon otherwise complies with certain terms of the Merger Agreement, including a requirement to negotiate in good faith with the Company prior to such change in recommendation or termination.  The Merger Agreement further provides that, upon the termination of the Merger Agreement under specified circumstances, Emageon will be required to pay the Company, as a sole remedy in such circumstances, a termination fee of $3.0 million.

The Merger Agreement contains customary representations, warranties and covenants, and is subject to customary closing conditions, including approval of the Merger Agreement by Emageon’s stockholders.  Emageon is obligated to file a preliminary proxy statement relating to the meeting of its stockholders to consider the approval of the Merger Agreement promptly, in any event no later than November 3, 2008, and to hold its stockholder meeting as promptly as reasonably practicable after the Securities and Exchange Commission confirms it has no further comments.  Emageon is required to hold such stockholder meeting regardless of a change in recommendation by the Board of Directors of Emageon as discussed above, unless the Merger Agreement is terminated.

In connection with the Merger Agreement, the Company and Emageon will enter into an escrow agreement, pursuant to which the Company will deposit, as soon as reasonably practicable following the execution of the Merger Agreement, $5 million (the “Deposit”).  Emageon will become entitled to the Deposit, including any interest or investment proceeds thereof, as a non-exclusive remedy, in the event that either (i) the Merger Agreement is terminated by Emageon if the Company has not received the proceeds of the Financing (as defined below) necessary to close the Merger Agreement within two business days of Emageon’s satisfaction of its obligations under the Merger Agreement, or (ii) the Merger Agreement is terminated by Emageon and the Company is finally determined by a final non-appealable order of a court of competent jurisdiction to have intentionally breached any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and incorporated by reference herein.  The Merger Agreement has been included to provide investors and stockholders with information regarding its terms.  It is not intended to provide any other factual information about the Company, Merger Sub or Emageon.  The representations and warranties contained in the Merger Agreement were made by the parties to the Merger Agreement to and solely for the benefit of each other, and the assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement.  Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules.

Financing of Acquisition

In connection with the execution of the Merger Agreement, the Company entered into a  Convertible Secured Debenture Purchase Agreement, dated as of October 12, 2008 (the “Financing Agreement”), by and between the Company and Stanford International Bank Limited (“Stanford”), which beneficially owns approximately 86% of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), for the purpose of obtaining financing to complete the transactions contemplated by the Merger Agreement and for working capital needs.

Pursuant to the Financing Agreement, (i) Stanford purchased from the Company a debenture (the “Initial Debenture”) in the principal amount of $5 million in order to finance the Deposit, (ii) upon and subject to the closing of the Merger, Stanford will purchase from the Company a debenture in the principal amount of $65 million (the “Second Debenture”, and together with the First Debenture, the “Debentures”) to finance the remainder of the Purchase Price, to pay costs and expenses related to the Merger and to fund a portion of the Company’s working capital needs and (iii) as and when agreed by the Company and Stanford following the closing of the Merger, Stanford will purchase additional debentures from the Company in an aggregate principal amount of up to $15 million in order to provide additional working capital to the Company.  Stanford’s purchase of the Second Debenture is subject to satisfaction of the closing conditions in the Merger Agreement and certain other customary closing conditions.

The Debentures will bear interest on the unpaid principal amount outstanding at a rate of 6.00% per annum, with the principal balance being due and payable five years from the date of issuance (the “Maturity Date”).  Interest on the Debentures will accrue for the period from the date of issuance through December 31, 2009, which interest will be payable on or before January 1, 2010, and thereafter, interest will be payable quarterly in arrears.  At any time prior to the Maturity Date or the earlier conversion of a Debenture, the Company may (upon thirty days’ prior written notice to each holder) redeem the Debenture for an amount equal to the aggregate principal amount outstanding plus any unpaid, accrued interest.  Additionally, each Debenture will be convertible, at the holder’s option, into such number of shares of Common Stock equal to the quotient of the aggregate principal amount outstanding over the then-current conversion price (the “Conversion Price”).  The Conversion Price is $5.00, subject to adjustment in accordance with the terms of the Debentures.  The Debentures also require the Company to obtain the written approval of the holders prior to taking certain corporate actions, including but not limited to, the sale of the Company, an amendment to the Company’s charter documents, the declaration or payment of any dividend or distribution with respect to any of the Company’s equity securities, making certain acquisitions or capital expenditures, entry into any material credit facility, any public offering of the Company’s equity or debt securities, or issuance of any material amount of debt or any public offering of the Company’s equity securities.

Upon Stanford’s purchase of the Initial Debenture, the Company also issued to Stanford and certain of its assigns warrants to purchase an aggregate of 528,000 shares of Common Stock with a term of seven years and the following exercise prices: (i) $4.00 per share with respect to 176,000 warrants; (ii) $2.00 per share with respect to 176,000 warrants; and (iii) $0.001 per share with respect to 176,000 warrants (the “Initial Warrants”).  Upon Stanford’s purchase of the Second Debenture, Stanford will receive Warrants to purchase an aggregate of 8,472,000 shares of Common Stock with a term of seven years and the following exercise prices: (i) $4.00 per share with respect to 2,824,000 warrants; (ii) $2.00 per share with respect to 2,824,000 warrants; and (iii) $0.001 per share with respect to 2,824,000 warrants (the “Second Warrants”, and together with the Initial Warrants, the “Warrants”).  The exercise prices for the Warrants are subject to adjustment in accordance with the terms of the Warrants.

The Financing Agreement contains certain events of default. Upon the occurrence of any such event of default, all the payment obligations under the Financing Agreement, the Debentures and the Warrants will automatically become immediately due and payable.

The foregoing descriptions of the Financing Agreement, the Debentures and the Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of the Financing Agreement, the Form of Convertible Secured Debenture and the Form of Warrant, which are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated by reference herein.

Voting Agreements

On October 13, 2008, in connection with the Merger Agreement, the Company and Merger Sub entered into voting agreements (the “Voting Agreements”) with Oliver Press Partners, LLC, which owns approximately 16.6% of Emageon’s voting stock, and the following persons (collectively, the “Stockholders”):

•	Charles A. Jett, President and Chief Executive Officer
•	Keith Stahlhut, Principal Operating Officer
•	John W. Wilhoite, Chief Financial Officer and Treasurer
•	Arthur P. Beattie, Director
•	Roddy J. H. Clark, Director
•	Fred C. Goad, Director
•	Bradley S. Karro, Director
•	Mylle H. Mangum, Director
•	Augustus K. Oliver, Director
•	John W. Thompson, Director
•	Benner Ulrich, Director
•	Hugh H. Williamson, III, Chairman of the Board of Directors

Based on information provided in a Current Report on Form 8-K filed by Emageon on October 14, 2008, as of October 13, 2008, the Stockholders hold, in the aggregate, 3,778,711 shares, or approximately 17.64%, of the Emageon Stock outstanding, and beneficially own 1,182,160 additional shares of Emageon Stock issuable upon the conversion or exercise of derivative securities of Emageon such as stock options and equity awards.

The Voting Agreements provide that in any circumstance in which the vote, consent or approval of stockholders of Emageon is sought with respect to the Merger Agreement or a Takeover Proposal, each Stockholder will vote in favor of (or cause to be voted in favor of), in person or by proxy, deliver (or cause to be delivered) a written consent or otherwise approve (i) the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by the Company; (ii) against any action, proposal or agreement that is in opposition to, or to the Stockholder’s knowledge (based upon the advice of counsel) is competitive or materially inconsistent with, the Merger or to the Stockholder’s knowledge (based upon the advice of counsel) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Emageon contained in the Merger Agreement, or of the Stockholder contained in the Voting Agreement; and (iii) against any Takeover Proposal and against any other action, agreement or transaction that the Stockholder knows would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or the Voting Agreement or the performance by Emageon of its obligations under the Merger Agreement or by the Stockholder of its obligations under the Voting Agreement.

The Voting Agreements will terminate upon the earlier of (i) the closing of the Merger Agreement; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) six months after the date of their execution; or (iv) at the Stockholder’s option, upon written notice by the Stockholder to the Company from and after any material amendment, waiver or modification to the terms of the Merger Agreement or any amendment, waiver or modification to the terms of the Merger Agreement that changes the form of or decreases the amount of payment from what is set forth in the Merger Agreement.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Voting Agreements, which is attached as Exhibit 10.4 hereto and incorporated by reference herein.

Item 3.02.                                Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 with respect to the Financing Agreement, the Debentures and the Warrants is incorporated by reference into this Item 3.02.  The issuance by the Company of the Initial Debenture and the Initial Warrants were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the issuance of the Second Debenture and the Second Warrants, as well as the issuance of the Common Stock underlying the Debentures and the Warrants, will be made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

Item 8.01.                                Other Events.

On October 13, 2008, the Company and Emageon filed a joint press release regarding the Merger and related transactions.  A copy of the press release is attached as Exhibit 99.1 hereto.

Information in this Current Report on Form 8-K (“8-K”) that involves the expectations, plans, intentions or strategies of the Company and Emageon (the Company and Emageon, together, the “Parties”) regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties.  In this 8-K, they are identified by references to dates after the date of this 8-K and words such as “will,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” and similar expressions.  Factors that could cause the Parties’ actual future results to differ materially from those expressed in the forward-looking statements set forth in this 8-K include, but are not limited to, the timing and successful completion of the Company's acquisition of Emageon, the Company's success in integrating the operations of Emageon in a timely manner, or at all and the Company's ability to realize the anticipated benefits of the transaction to the extent, or in the timeframe, anticipated.  Other such factors include any additional risk factors identified in the Parties’ respective annual reports on Form 10-K for the fiscal year ended December 31, 2007, as amended, and the Parties’ subsequent quarterly reports on Form 10-Q.  The forward-looking statements in this 8-K are based upon information available to the Parties as of the date of this 8-K, and the Parties assume no obligation to update any such forward-looking statements.  Forward-looking statements believed to be true when made may ultimately prove to be incorrect.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations.

Item 9.01.                                Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 13, 2008, by and among Health Systems Solutions, Inc., HSS Acquisition Corp. and Emageon Inc.
10.1	Convertible Secured Debenture Purchase Agreement, dated as of October 12, 2008, by and between Health Systems Solutions, Inc. and Stanford International Bank Limited
10.2	Form of Convertible Secured Debenture
10.3	Form of Warrant
10.4	Form of Voting Agreement, dated October 13, 2008
99.1	Press Release dated October 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2008	HEALTH SYSTEMS SOLUTIONS, INC.

	By:	/s/ Michael G. Levine
		Name:	Michael G. Levine
		Title:	Chief Financial Officer